Exhibit 99.1

OptimizeRx Acquires CareSpeak Communications

Acquisition addresses critical industry need for direct communication between pharma and patients, supporting greater medication adherence, patient engagement and health outcomes

ROCHESTER, Mich., (October 17, 2018) — OptimizeRx Corp. (NASDAQ: OPRX), a leading provider of digital health messaging for the pharmaceutical industry, has acquired CareSpeak Communications, a leader in interactive health messaging for improved medication adherence and care coordination.

OptimizeRx bridges the communication gap between pharma and providers with its digital health messaging platform that is delivered through a nationwide network of leading electronic health record (EHR) and ePrescribing providers. With CareSpeak, the company expands its reach to communicate directly to patients, resulting in greater medication adherence, persistence and affordability. This strategic acquisition follows a year of record growth for OptimizeRx, diversifying its revenue streams and scaling its current solution.

“There are immense resources being poured into quality improvement and value-based care, all for the simple reason that it improves outcomes and reduces costs for all stakeholders,” said William Febbo, CEO of OptimizeRx. “By adding CareSpeak’s complementary capabilities to our platform, we extend our ability to engage doctors and patients, and improve health. CareSpeak allows us to further bridge the critical communication gaps between pharma, healthcare providers and patients.”

According to a recent study, between 25 and 50 percent of patients worldwide do not take their medications as recommended. In the U.S. alone, sub-optimal adherence has been associated with 125,000 deaths and 10 percent of hospitalizations, and costs the industry up to $289 billion annually.

By deploying CareSpeak’s technology through its nationwide digital health network, OptimizeRx will encourage medication adherence and persistence more effectively through greater affordability, patient engagement and interactive communication.

Clinical studies show CareSpeak’s automated patient engagement platform leads to better patient outcomes and can extend patient’s time on therapy with specialty medications for up to 3.5 months. CareSpeak-powered intervention reduces payer medical cost by $140 per member per month, according to published data.

“One of the keys to any good patient adherence and support program is an easy and seamless way for patients to get enrolled,” said CareSpeak CEO, Serge Loncar. “CareSpeak’s mission is to serve the patient along their whole therapy journey with the right information at the right time, and OptimizeRx’s has the ability to serve the right message to the HCP and their patients at the point of prescribing. This ‘teachable moment’ will have a significant impact on creating a streamlined experience for the patient, leading to higher enrollment rates and ultimately improved outcomes.”

The integration of CareSpeak’s HITRUST certified and HIPAA compliant mobile messaging platform enables direct, real-time communication to patients. CareSpeak helps patients manage their own health with medication reminders, refill notices, side effect management information, and cost-saving co-pay programs. In addition, patients can contact nurse support services if needed.

Added Febbo: “We are excited to join forces with Serge and his team. We see a great cultural fit given our mutual mission to transform communication across the provider-pharma-patient care continuum. This investment allows us to drive additional opportunities for revenue growth, extending our reach within our existing client base as well as enhancing our digital platform to facilitate more scale.”

Additional details about the acquisition will be available in a Form 8-K to be filed by OptimizeRx with the U.S. Securities and Exchange Commission, accessible in the investor relations section of the company’s website at www.investors.optimizerx.com.

CareSpeak will maintain its personnel at its Somerset, New Jersey headquarters. OptimizeRx is being advised by Excel Partners on the transaction.

For more information on OptimizeRx, visit www.optimizerx.com.

About CareSpeak Communications

CareSpeak Communications’ HIPAA compliant and HITRUST certified Automated Patient Engagement Platform helps patients be more compliant with their medical therapy and supports them throughout their healthcare journey via interactive messaging, and care coordination interventions. CareSpeak develops custom programs for pharmaceutical manufacturers, specialty pharmacies, health plans, as well as clinicians at some of the leading medical centers. CareSpeak has demonstrated clinical efficacy and positive commercial impact across a wide range of disease verticals from coronary heart disease and diabetes, to transplant and oncology patients. CareSpeak Communications, Inc. is headquartered in Somerset, New Jersey, USA, with offices in Zagreb, Croatia (EU). Visit www.carespeak.com for more information.

About OptimizeRx
OptimizeRx® (NASDAQ: OPRX) is one of the nation’s leading providers of digital health messaging via electronic health records (EHRs), providing a direct channel for pharma companies to communicate with healthcare providers. The company’s cloud-based solution supports patient adherence to medications by providing real-time access to financial assistance, prior authorization, education, and critical clinical information. The company’s network is comprised of leading EHR platforms like Allscripts, Amazing Charts and Quest, and provides more than half of the ambulatory patient market with access to these benefits within their workflow at the point-of-care. For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements
This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and such as in section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words ‘estimate,’ ‘possible’ and ’seeking’ and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

OptimizeRx Contact

Doug Baker, CFO

Tel (248) 651-6568 x807

dbaker@optimizerx.com

Media Relations Contact

Nicole Brooks, Innsena Communications

(Tel) 860-800-2344

nicolebrooks@innsena.com

Investor Relations Contact

Ron Both, CMA

Tel (949) 432-7557

oprx@cma.team